Exhibit 99

MAYVILLE ENGINEERING COMPANY, INC. ANNOUNCES

THIRD QUARTER 2021 RESULTS

Mayville, WI/November 2, 2021/Mayville Engineering Company (NYSE: MEC) (the “Company” or “MEC”), a leading U.S.-based value-added manufacturing partner that provides a broad range of prototyping and tooling, production fabrication, coating, assembly and aftermarket components, today announced results for the third quarter ended September 30, 2021.

Third Quarter Highlights:

•	Produced net sales of $109.0 million
•	Recorded net income of $0.3 million
•	Generated Adjusted EBITDA of $10.0 million
•	Expanding investment in new Hazel Park, MI facility; Initial phase remains on track to open in 1H22, second phase planned for 2H22
•	Modifying 2021 financial outlook back to original projections based on short-term volume changes

“We continue to see strong medium- and long-term demand trends across the end markets we serve today and are seeing increased interest in our services from a broadening range of companies in some of these markets.” said Bob Kamphuis, Chairman, President and CEO. “Our customers’ supply chain constraints have resulted in near-term volume deferments. We continue to encounter inflationary pressures on manufacturing costs and raw materials, which we expect to recover through price pass throughs. Recruiting quality employees remains a challenge although the continued investment in flexible, redeployable automation and process improvements is allowing us to cost effectively grow our capacity.  As we manage through these external headwinds, we are maintaining and growing our skilled labor force, despite the short-term impact on margins, to remain prepared for the forecasted strong customer demand when these supply chain issues are resolved.”

Kamphuis added, “I am pleased to report that we remain on track with the plans at our new facility in Hazel Park, Michigan to support our new customer in the fitness market.  We are now also adding more manufacturing capacity at this location to support overall positive demand trends for other customers.  We continue to expect the initial phase of capacity to be ready during the first half of 2022 and the second phase to be ready in the second half of 2022.”

Third Quarter 2021 Results

Net sales were $109.0 million for the third quarter of 2021, as compared to $91.1 million for the same prior year period.  Approximately half of the $17.9 million improvement was driven by contractual raw material price pass through to customers, with the remaining increase attributable to improved demand.

Manufacturing margins were $10.9 million for the third quarter of 2021, as compared to $9.7 million for the same prior year period.  The increase was primarily attributable to increased production volumes and higher scrap income resulting from better market pricing for scrap material in the current period. These items were partially offset by inflationary pressures on the costs of labor, benefits, materials, and general manufacturing supplies.  The improvement in absorbed manufacturing overhead costs was primarily due to strong demand tempered by customer supply chain constraints in the current period, and the pandemic related operational shutdowns in the prior year period. The Company incurred $0.8 million in launch costs related to the new Hazel Park, MI facility in the current period, and $0.7 million of restructuring costs related to the Greenwood, SC facility closure in the prior year period.

Profit sharing, bonuses, and deferred compensation expenses were $1.9 million for the third quarter of 2021, as compared to $2.3 million for the same prior year period.  The decrease of $0.4 million was primarily driven by the prior year’s accelerated accrual amounts as the Company re-established discretionary employer 401(k) and bonus accruals.

Other selling, general and administrative expenses were $5.3 million for the third quarter of 2021, as compared to $4.5 million for the same prior year period. The increase was mainly attributable to higher salary, payroll, travel, and entertainment expenses, which were unusually low in the prior year period due to the pandemic.

Income tax expense was $0.1 million for the third quarter of 2021 as compared to $0.7 million for the same prior year period. Federal income tax expenses will be offset against our federal net operating loss carryforward of approximately $11.7 million until it is fully utilized.

Balance Sheet and Liquidity

Net debt was $56.9 million as of September 30, 2021, resulting in a leverage ratio of 1.2x as compared to a covenant maximum of 3.50x.

Capital expenditures were $26.6 million for the nine-month period ended September 30, 2021, as compared to $5.4 million for the same prior year period. The Company continues to invest in technology and automation as planned versus focusing on preserving cash during the height of the pandemic which impacted the prior year period. Additionally, the Company invested approximately $6.5 million in the new Hazel Park, MI facility during the quarter in preparation for the ramp-up of production for the new strategic customer, which is set to begin in the first half of 2022. Overall, capital expenditures for 2021 are expected to be in the range of $52 to $57 million, with $35 to $40 million specifically focused on investments in the new Hazel Park, MI facility.

Outlook

Based on the recent labor challenges and customer supply chain constraints, which have impacted volumes in the near-term, the overall economic climate, and industry trends, the Company is modifying its 2021 financial outlook back to its original projections:

•	Net sales are expected to be between $450 million to $470 million.
•	Adjusted EBITDA is expected to be between $46 million and $52 million, net of the launch costs associated with the new customer relationship of $3.7 million to $4.3 million.

The outlook assumes end markets remain stable, supply chain constraints do not dramatically worsen, and that business activity as a whole continues to trend positively.

Kamphuis explained, “Based on the information and visibility we have today, we are returning to our original guidance range and remain confident in our long-term growth potential once external headwinds subside. We are in constant contact with our customers and are working diligently to help them address their supply chain challenges and meet the strong demand for their products. Due to our U.S. based supply chain, we remain confident in our preparedness to meet our customers volume demands and take on new business opportunities as our demand outlook for 2022 continues to be strong.”

Conference Call

The Company will host a conference call on Wednesday, November 3rd, 2021, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).

For a live Internet webcast of the conference call, visit www.mecinc.com and click on the link to the live webcast on the Investors page.

For telephone access to the conference, call (888) 349-0091 within the United States, call (855)-669-9657 within Canada, or +1 (412) 317-0780 from outside the United States and Canada.

Forward Looking Statements

This press-release includes forward-looking statements that reflect plans, estimates and beliefs. Such statements involve risk and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements as a result of various factors. Important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements include, but are not limited to: the negative impacts the coronavirus (COVID-19) has had and will continue to have on our business, financial condition, cash flows, results of operations and supply chain (including future uncertain impacts); failure to compete successfully in our markets; risks relating to developments in the industries in which our customers operate; our ability to maintain our manufacturing, engineering and technological expertise; the loss of any of our large customers or the loss of their respective market shares; risks related to scheduling production accurately and maximizing efficiency; our ability to realize net sales represented by our awarded business; our ability to successfully identify or integrate acquisitions; risks related to entering new markets; our ability to develop new and innovative processes and gain customer acceptance of such processes; our ability to recruit and retain our key executive officers, managers and trade-skilled personnel; risks related to our information technology systems and infrastructure; manufacturing risks, including delays and technical problems, issues with third-party suppliers, environmental risks and applicable statutory and regulatory requirements; political and economic developments, including foreign trade relations and associated tariffs; volatility in the prices or availability of raw materials critical to our business; results of legal disputes, including product liability, intellectual property infringement and other claims; risks associated with our capital-intensive industry; risks related to our treatment as an S Corporation prior to the consummation of our initial public offering; risks related to our employee stock ownership plan’s treatment as a tax-qualified retirement plan; and other factors described in “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020, which may be amended or supplemented by subsequent Quarterly Reports on Form 10-Q or other reports filed with the Securities and Exchange Commission. This discussion should be read in conjunction with our audited consolidated financial statements included in the Company’s previously filed Annual Report on Form 10-K for the year ended December 31, 2020. We undertake no obligation to update or revise any forward-looking statements after the date on which any such statement is made, whether as a result of new information, future events or otherwise, except as required by federal securities laws.

About Mayville Engineering Company

Founded in 1945, MEC is a leading U.S.-based value-added manufacturing partner that provides a broad range of prototyping and tooling, production fabrication, coating, assembly and aftermarket components. Our customers operate in diverse end markets, including heavy- and medium-duty commercial vehicle, construction & access equipment, powersports, agriculture, military, fitness equipment and other end markets. Along with process engineering and development services, MEC maintains an extensive manufacturing infrastructure with 19 facilities across seven states. These facilities make it possible to offer conventional and computer numerical control (CNC) stamping, shearing, fiber laser cutting, forming, drilling, tapping, grinding, tube bending, machining, welding, assembly and logistic services. MEC also possesses a broad range of finishing capabilities including shot blasting, e-coating, powder coating, wet spray and military grade chemical agent resistant coating (CARC) painting.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated in a manner other than in accordance with U.S generally accepted accounting principles (“GAAP”).

The non-GAAP measures used in this press release are EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin.

EBITDA represents net income (loss) before interest expense, provision (benefit) for income taxes, depreciation, and amortization. EBITDA Margin represents EBITDA as a percentage of net sales for each period. Adjusted EBITDA represents EBITDA before stock-based compensation expenses and restructuring expenses related to the closure of the Greenwood facility. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of net sales for each period. These metrics are supplemental measures of our operating performance that are neither required by, nor presented in accordance with, GAAP. These measures should not be considered as an alternative to net income (loss), or any other performance measure derived in accordance with GAAP as an indicator of our operating performance. We present Adjusted EBITDA and Adjusted EBITDA Margin as management uses these measures as key performance indicators, and we believe they are measures frequently used by securities analysts, investors and other parties to evaluate companies in our industry. These measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP.

Our calculation of EBITDA, EBITDA Margin, Adjusted EBIDTA and Adjusted EBITDA Margin may not be comparable to the similarly named measures reported by other companies. Potential differences between our measures of EBITDA and Adjusted EBITDA compared to other similar companies’ measures of EBITDA and Adjusted EBITDA may include differences in capital structure and tax positions.

Please reference our reconciliation of net income (loss), the most directly comparable measure calculated in accordance with GAAP, to EBITDA and Adjusted EBITDA, and the calculation of EBITDA Margin and Adjusted EBITDA Margin included in this press release.

Mayville Engineering Company, Inc.

Consolidated Balance Sheet

(in thousands, except share amounts)

(unaudited)

	September 30, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$127	$121
Receivables, net of allowances for doubtful accounts of $1,346 at September 30, 2021 and $1,298 at December 31, 2020	58,841	42,080
Inventories, net	62,914	41,366
Tooling in progress	3,436	3,126
Prepaid expenses and other current assets	3,066	2,555
Total current assets	128,384	89,248
Property, plant and equipment, net	120,150	106,688
Assets held for sale	—	3,552
Goodwill	71,535	71,535
Intangible assets-net	53,437	61,467
Capital lease, net	2,115	2,581
Other long-term assets	3,595	3,462
Total	$379,216	$338,533
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$49,814	$33,495
Current portion of capital lease obligation	648	626
Accrued liabilities:
Salaries, wages, and payroll taxes	10,459	10,190
Profit sharing and bonus	4,538	3,089
Other current liabilities	6,924	5,340
Total current liabilities	72,383	52,740
Bank revolving credit notes	54,718	45,257
Capital lease obligation, less current maturities	1,572	2,061
Deferred compensation and long-term incentive, less current portion	25,373	25,631
Deferred income tax liability	12,928	11,887
Other long-term liabilities	100	100
Total liabilities	167,074	137,676
Common shares, no par value, 75,000,000 authorized, 21,386,382 shares issued at September 30, 2021 and 21,093,035 at December 31, 2020	—	—
Additional paid-in-capital	195,994	190,793
Retained earnings	21,110	14,998
Treasury shares at cost, 949,663 shares at September 30, 2021 and 1,033,645 at December 31, 2020	(4,962)	(4,934)
Total shareholders’ equity	212,142	200,857
Total	$379,216	$338,533

Mayville Engineering Company, Inc.

Consolidated Statement of Income (Loss)

(in thousands, except share amounts and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net sales	$109,018	$91,075	$341,851	$262,262
Cost of sales	98,109	81,340	299,885	241,838
Amortization of intangibles	2,677	2,677	8,030	8,030
Profit sharing, bonuses, and deferred compensation	1,939	2,288	8,013	4,807
Employee stock ownership plan expense	124	—	825	—
Other selling, general and administrative expenses	5,305	4,490	15,365	14,642
Income (loss) from operations	864	280	9,733	(7,055)
Interest expense	(526)	(647)	(1,562)	(2,110)
Income (loss) before taxes	338	(367)	8,171	(9,165)
Income tax expense (benefit)	63	733	2,059	(1,101)
Net income (loss) and comprehensive income (loss)	$275	$(1,100)	$6,112	$(8,064)

Earnings (loss) per share:
Basic	$0.01	$(0.05)	$0.30	$(0.41)
Diluted	$0.01	$(0.05)	$0.29	$(0.41)

Weighted average shares outstanding:
Basic	20,520,985	20,077,039	20,385,732	19,838,701
Diluted	20,961,470	20,077,039	20,812,382	19,838,701

Mayville Engineering Company, Inc.

Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$6,112	$(8,064)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	15,520	16,304
Amortization	8,030	8,030
Stock-based compensation expense	3,771	3,719
Allowance for doubtful accounts	48	767
Inventory excess and obsolescence reserve	(511)	279
Loss (gain) on disposal of property, plant and equipment	(1,311)	688
Deferred compensation and long-term incentive	(258)	234
Other non-cash adjustments	236	262
Changes in operating assets and liabilities – net of effects of acquisition:
Accounts receivable	(16,809)	(9,233)
Inventories	(21,037)	7,449
Tooling in progress	(310)	(2,053)
Prepaids and other current assets	(989)	338
Accounts payable	13,819	(4,016)
Deferred income taxes	1,152	(1,189)
Accrued liabilities, excluding long-term incentive	5,330	5,776
Net cash provided by operating activities	12,793	19,291
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(26,588)	(5,354)
Proceeds from sale of property, plant and equipment	5,348	1,920
Net cash used in investing activities	(21,240)	(3,434)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank revolving credit notes	276,568	209,857
Payments on bank revolving credit notes	(267,108)	(222,443)
Deferred financing costs	—	(206)
Purchase of treasury stock	(653)	(2,510)
Payments on capital leases	(467)	(446)
Proceeds from the exercise of stock options	139	—
Other financing activities	(26)	—
Net cash provided by (used in) financing activities	8,453	(15,748)
Net increase (decrease) in cash and cash equivalents	6	109
Cash and cash equivalents at beginning of period	121	1
Cash and cash equivalents at end of period	$127	$110

Mayville Engineering Company, Inc.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income (loss)	$275	$(1,100)	$6,112	$(8,064)
Interest expense	526	647	1,562	2,110
Provision (benefit) for income taxes	63	733	2,059	(1,101)
Depreciation and amortization	7,961	7,894	23,550	24,334
EBITDA	8,825	8,174	33,283	17,279
IPO stock based compensation expense	—	—	—	1,029
Stock based compensation expense	1,182	978	3,771	2,690
Greenwood restructuring charges	—	687	—	2,524
Adjusted EBITDA	$10,007	$9,839	$37,054	$23,522
Net sales	$109,018	$91,075	$341,851	$262,262
EBITDA Margin	8.1%	9.0%	9.7%	6.6%
Adjusted EBITDA Margin	9.2%	10.8%	10.8%	9.0%